Exhibit 99.1
Contact:
Ed Dickinson
Chief Financial Officer, 636/916-2150
FOR IMMEDIATE RELEASE
LMI AEROSPACE ANNOUNCES INCREASED SALES AND EARNINGS FOR

THE FOURTH QUARTER AND FULL-YEAR 2005

Fourth Quarter Sales Increase 28 percent from Prior Year
     ST. LOUIS — March 13, 2006 — LMI Aerospace, Inc. (NASDAQ: LMIA), a leading provider of assemblies, kits and detail sheet metal and machined components to the aerospace, defense and technology industries, today announced increased sales and earnings for the fourth quarter and full-year 2005, due to growth in its corporate and commercial aerospace businesses.
     Sales in the quarter ended December 31, 2005 were $28.8 million, up 28.0 percent from $22.5 million in the quarter ended December 31, 2004. Net income for the fourth quarter of 2005 was $2.0 million or $0.23 per diluted share, compared to $669,000, or $0.08 per diluted share, for the fourth quarter of 2004.
     For the full-year 2005, sales increased 17.7 percent to $101.1 million from $85.9 million in 2004. Net income for 2005 was $5.2 million or $0.61 per diluted share, up from $430,000, or $0.05 per diluted share, in 2004.
     “We are experiencing growth in each of our aerospace market sectors, as well as in the semiconductor market,” said Ronald Saks, President and CEO of LMI Aerospace. “Increased production rates and new programs have caused sales of commercial and corporate aircraft components to grow, and a new military rotorcraft program has also contributed. As a result, our booked backlog was $106 million, up from $94 million at December 31, 2004. Approximately $93 million of the December 31, 2005 backlog is deliverable in 2006.”

LMI Aerospace Announces 2005 Results page 2
     Sales for the sheet metal segment were $24.3 million in the fourth quarter of 2005, a 35.0 percent increase over $18.0 million for the fourth quarter of 2004. Sales of corporate and regional aircraft products rose 38.7 percent to $12.9 million for the fourth quarter of 2005 from $9.3 million in the fourth quarter of 2004, primarily driven by higher production rates and a new program for Gulfstream aircraft. Sales of commercial aircraft components and kits grew by $3.3 million from the fourth quarter of 2004 to $8.1 million in the fourth quarter of 2005, due to higher production rates on Boeing’s 737 and 777 models, sales of wing components and kits for the Boeing 777, and components for a Boeing 747 cargo freighter program.
     The machining and technology segment sales were $4.6 million in the fourth quarter of 2005 compared with $4.5 million in the fourth quarter of 2004. Increased demand for laser components offset a decline in volume on military programs.
     Gross profit for the fourth quarter of 2005 was $7.6 million or 26.4 percent of sales, an increase from $4.6 million or 20.4 percent of sales in the fourth quarter 2004. Higher sales volume and greater efficiencies provided by the aggressive use of lean manufacturing tactics accounted for this improvement. Selling, general and administrative expenses were $3.7 million in the fourth quarter of 2005 compared to $3.4 million in the fourth quarter of 2004. This increase was primarily from professional fees and salary and wage costs.
     Interest expense for the fourth quarter of 2005 was $771,000 compared to $369,000 in the fourth quarter of 2004.
     For the full-year 2005, LMI Aerospace had gross profit of $24.7 million, or 24.4 percent of sales in 2005, compared to $16.4 million, or 19.1 percent in 2004. Selling, general and administrative expenses were $14.5 million in 2005 compared to $13.9 million in 2004. Depreciation and amortization expenses were $4.0 million in 2005 compared to $4.4 million in 2004.
     “Anticipated additional growth in production rates in our commercial and corporate aircraft markets, a higher reorder rate in our laser technology business, and new military rotorcraft programs have given us better visibility of future demand for those products,” said Saks. “We currently expect full year
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LMI Aerospace Announces 2005 Results page 3
2006 sales in a range of $125 million to $137 million. We are projecting a 2006 gross margin of 25 to 27 percent and selling, general and administrative expenses of $16.5 million to $17.0 million. Interest expense will be lower due to the more favorable terms in our credit facility with Wells Fargo Business Credit and reduced debt levels. We currently project 2006 interest expense of $1.7 million and an income tax rate in the range of 36.5 percent to 37.5 percent, excluding the effect of any potential research and development credits.”
     “Our strategy in 2006 is designed to successfully manage the projected sales growth, with particular emphasis on customer service and waste elimination,” Saks added. “We will be making capital expenditures focused on replacing older equipment and providing capacity for new and existing programs, and we will expand our work force and supply chain. In order to meet the continuing challenges of globalization, we intend to become more efficient through enhanced lean manufacturing expertise, leveraging the skills of our recent acquisition, Technical Change Associates, and creating the LMI Academy training center. Our plant in Mexicali, Mexico, opening later this month, is another component of our plan to add capacity and improve competitiveness.”
     LMI Aerospace, Inc., is a leading provider of structural components, assemblies and kits to the aerospace, defense and technology industries. The company fabricates, machines, finishes and integrates formed, close tolerance aluminum and specialty alloy components and sheet metal products primarily for large commercial, corporate and military aircraft. LMI Aerospace, Inc., manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.
     This press release includes forward-looking statements related to LMI Aerospace, Inc.’s outlook for 2006, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace, Inc.’s, filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the company’s Annual Report on
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LMI Aerospace Announces 2005 Results page 4
Form 10-K and Form 10-K/A for the year ended December 31, 2004 and subsequent filings of the company with the Commission for more details.
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LMI Aerospace Announces 2005 Results page 5
LMI Aerospace, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net sales	$28,837	$22,461	$101,073	$85,908
Cost of sales	21,274	17,821	76,326	69,510

Gross profit	7,563	4,640	24,747	16,398
Selling, general and administrative expenses	3,690	3,371	14,474	13,870

Income from operations	3,873	1,269	10,273	2,528
Other income (expense)
Interest expense	(771)	(369)	(2,019)	(2,175)
Other, net	28	(109)	30	313

Income before income taxes	3,130	791	8,284	666
Provision for income taxes	1,175	122	3,133	236

Net income	$1,955	$669	$5,151	$430

Amounts per common share:
Net income per common share	$0.23	$0.08	$0.62	$0.05

Net income per common share assuming dilution	$0.23	$0.08	$0.61	$0.05

Weighted average common shares outstanding	8,329,583	8,199,179	8,291,337	8,186,158

Weighted average diluted stock options outstanding	112,843	55,826	110,089	13,956

LMI Aerospace Announces 2005 Results page 6
LMI Aerospace, Inc.
Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$35	$414
Trade accounts receivable — net of allowance of $213 in 2004 and $244 in 2005	16,088	9,093
Inventories	25,333	23,687
Prepaid expenses and other current assets	1,205	912
Deferred income taxes	1,579	2,043
Income taxes receivable	—	69

Total current assets	44,240	36,218
Property, plant & equipment, net	18,162	18,947
Goodwill, net	5,653	5,653
Intangible assets, net	3,114	3,408
Other assets	757	1,155

Total assets	$71,926	$65,381

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,407	$5,857
Accrued expenses	6,046	2,795
Current installments of long term debt and capital lease obligations	1,846	1,973

Total current liabilities	15,299	10,625
Long-term debt and capital lease obligations, less current installments	14,462	17,583
Subordinated debt	1,000	1,000
Deferred income taxes	1,333	1,821

Total long-term liabilities	16,795	20,404
Stockholders’ equity:
Common stock, $.02 par value per share; authorized 28,000,000 shares; issued 8,736,427 shares in 2004 and 8,787,909 shares in 2005	176	175
Preferred stock, $.02 par value per share; authorized 2,000,000 shares; none issued in both periods	—	—
Additional paid-in capital	26,307	26,171
Treasury stock, at cost, 499,712 shares in 2004 and 433,972 shares in 2005	(2,059)	(2,371)
Retained earnings	15,408	10,377

Total stockholders’ equity	39,832	34,352

Total liabilities and stockholders’ equity	$71,926	$65,381

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